Exhibit 10.1



                          ADDVANTAGE TECHNOLOGIES GROUP, INC.

                            INCENTIVE COMPENSATION PLAN
                                  SENIOR MANAGEMENT

SECTION I
PLAN OBJECTIVES

This incentive compensation plan has been established to accomplish several important objectives:

* Improve company profitability and performance each year.

* Provide participants with an incentive to contribute at the highest level in growing company profits.

* Provide significant incentive opportunities to plan participants, in line with increased profitability.

* Enable the company to attract, motivate and retain high-caliber talent.


SECTION II
PLAN PARTICIPANTS

Participation in this incentive compensation plan will be limited to those individuals in positions to have direct and significant influence on company performance and profitability.

Initially, participation in this plan will be limited to the following key personnel:

* Chairman of the Board
* President/CEO
* Vice President, Finance (CFO)

Other participants may be included in the plan, subject to approval by the Compensation Committee of the Board of Directors.


SECTION III
BASIC PLAN PROVISIONS

1. Awards under this incentive plan will be based on actual earnings before interest and taxes (EBIT) in relation to established performance targets.

    * EBIT will include the payment of incentive awards under this plan.

2. Annually, a Target for EBIT will be established. The Target will be based on the following basic formula:

       Previous Year's Sales
    x  1.125
    ------------------------
    =  Sales Threshold
    x  EBIT divided by Sales for Previous 3 Years*
    ------------------------
    =  EBIT Target

    For example, if sales in FY-05 were $50 million and the average EBIT ROS for the previous three years were 19.4%, then the EBIT target would be set as follows:

    $50.0 mil. x 1.125 = $56.25 mil. x 19.4%* = $10.9125 mil.

3. The primary basis for determining incentive awards will be actual EBIT in relation to the EBIT Target. The following schedule will be used in determining incentive awards.

          % Target            CEO             CFO
          --------            ---             ---
                           (% Salary)      (% Salary)

            105%              25%             20%
            110%              35%             25%
            120%              50%             35%
            130%              75%             50%
            150%             100%             70%

4. Incentive awards for EBIT increases that fall between the intervals in the above schedule will be determined through interpolation. For example, if the increase in EBIT in FY-06 compared to the Target for EBIT is 25.0%, the incentive award for the CEO would be 62.5% and the incentive award for the CFO would be 42.5%.

5. The incentive award as a percentage of salary for the Chairman will be the same as for the President/CEO. For example, if the company earns 120% of previous year EBIT, then the Chairman and President/CEO will earn a 50% incentive award, as a percentage of annual salary, and the Vice President, Finance (CFO) will earn a 35% incentive award.

6.  Example:

    * FY-06 EBIT Target      $10.9125 mil.
          $50 mil x 1.125 x 19.4%
    * FY-06 EBIT Actual       $13.095 mil.
       (+120% increase)
    * Award for CEO          50% of Salary
    * Award for CFO          35% of Salary




-------------------------------------------------------
*Average EBIT as % sales for past three years.


SECTION IV
PAYMENT OF INCENTIVE AWARDS

Incentive awards under this plan will be paid following the close of the fiscal year, once audited financial statements are available. Normally, incentive awards will be paid no later than December of the following fiscal year.

The following guidelines will be observed in determining and paying incentive awards to plan participants:

   * Incentive awards will be calculated as a percentage of the actual base salary paid to the participant during the year in which the award is earned.
   * The participant's performance must be assessed as at least "meets expectations" or no incentive award will be earned or paid.
   * The participant must be employed by the company at the time the award is paid in order to be eligible for payment.
   * The payment of incentive awards may not cause the company to earn less in pretax net income than a 10% return on sales or reduce earnings per share from the previous end of year eps.
   * All incentive awards will be approved by the Compensation Committee of the Board of Directors.


SECTION V
PLAN ADMINISTRATION

This incentive compensation plan will be administered by the Compensation Committee of the Board of Directors. No member of the Compensation Committee will be a participant in this plan.

The Compensation Committee will exercise the following responsibilities in the administration of this plan:

  * Adopting the plan and approving its provisions.
  * Revising the performance targets in the plan and the associated incentive opportunities available to participants.
  * Monitoring and evaluating performance in relation to established performance targets.
  * Monitoring the plan, in relation to its objectives, and revising or discontinuing it as appropriate.
  * Approving incentive awards to participants.

This incentive plan may be modified or discontinued, at any time, without advance notice to participants. Moreover, this incentive plan does not represent an employment contract nor a commitment by the company to the employment of any plan participant for a specified term.